Exhibit 99.1

Contact:	Jim Gustafson
DaVita Inc.
310-536-2585

DaVita Inc. Announces Results as of Consent Payment Deadline and Execution of

Supplemental Indentures related to its 6 5/8% Senior Notes due 2013 and 7 1/4% Senior

Subordinated Notes due 2015

DENVER, October 15, 2010 (BUSINESS WIRE) — DaVita Inc. (NYSE: DVA) (“DaVita” or the “Company”) today announced the execution of supplemental indentures related to its previously announced consent solicitations (the “Consent Solicitations”) for amendments to the Company’s 6 5/8% Senior Notes due 2013 (the “2013 Notes”) and 7 1/4% Senior Subordinated Notes due 2015 (the “2015 Notes” and, collectively, the “Notes”) and the indentures pursuant to which the Notes were issued (the “Indentures”). The supplemental indentures were executed after receipt of consents from the holders of a majority in principal amount of each series of Notes.

The amendments will eliminate substantially all of the restrictive covenants and certain events of default from the Notes and the Indentures.

The Consent Solicitations were commenced concurrently with the Company’s tender offers to purchase for cash (the “Tender Offers” and, together with the Consent Solicitations, the “Offers”) any and all of the Notes. As of 5:00 p.m., New York City time, on October 15, 2010 (the “Consent Payment Deadline”) $557,572,000 of 2013 Notes and $730,377,000 of 2015 Notes have been tendered pursuant to the Tender Offers. The Offers are being made pursuant to an Offer to Purchase and Consent Solicitation Statement (the “Statement”) and the related Letter of Transmittal and Consent, each dated October 1, 2010. Subject to the terms and conditions of the Offers, including the Financing Condition (as defined in the Statement), the Company expects to make payment on October 20, 2010 (the “Initial Payment Date”) to the holders of Notes that have validly tendered their Notes one business day prior to the Initial Payment Date. The supplemental indentures will become operative following the Initial Payment Date. Holders may no longer withdraw their Notes and thereby revoke their consents. Holders who tendered their Notes before the Consent Payment Deadline are eligible to receive the applicable Total Consideration (as defined in the Statement). Holders must tender their Notes before 8:00 a.m., New York City time, on November 1, 2010 in order to receive the applicable Tender Offer Consideration (as defined in the Statement).

The Tender Offers will expire at 8:00 a.m., New York City time, on November 1, 2010 unless extended or earlier terminated.

DaVita Inc. has engaged BofA Merrill Lynch and J.P. Morgan Securities LLC as the Dealer Managers and Solicitation Agents for the Offers. Questions regarding the Offers may be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) and (980) 388-9217 (collect) and J.P. Morgan Securities LLC at (800) 245-8812 (toll free) and (212) 270-3994 (collect). Copies of the

Statement and Letter of Transmittal and Consent may be obtained from the Information Agent for the Offers, D. F. King & Co., Inc., at (212) 269-5550 (collect) or (800) 487-4870 (toll free).

About DaVita

DaVita Inc., a Fortune 500® company, is a leading provider of kidney care in the United States, delivering dialysis services and education to patients with chronic kidney failure and end stage renal disease. As of June 30, 2010, DaVita operated or provided administrative services at 1,582 outpatient dialysis facilities, serving approximately 122,000 patients.

Forward-Looking Statements

This release contains forward-looking statements, including statements related to anticipated refinancing transactions. Factors which could impact future results include the uncertainties associated with governmental regulations, general economic and other market conditions, competition, accounting estimates, the variability of our cash flows and the risk factors set forth in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2009, our quarterly reports on Form 10-Q for the first quarter ended March 31, 2010 and the second quarter ended June 30, 2010 and subsequent quarterly reports filed on Form 10-Q. The forward-looking statements should be considered in light of these risks and uncertainties.

These risks and uncertainties include those relating to: the concentration of profits generated from commercial payor plans; continued downward pressure on average realized payment rates from commercial payors, which may result in the loss of revenue or patients; a reduction in the number of patients under higher-paying commercial plans; a reduction in government payment rates or changes to the structure of payments under the Medicare End Stage Renal Disease program or other government-based programs, including, for example, the implementation of a bundled payment rate system beginning January 2011 which will lower reimbursement for services we provide to Medicare patients, and the impact of health care reform legislation that was enacted in the United States in March 2010; changes in pharmaceutical or anemia management practice patterns, payment policies, or pharmaceutical pricing; our ability to maintain contracts with physician medical directors; legal compliance risks, including our continued compliance with complex government regulations; the resolution of ongoing investigations by various federal and state government agencies; continued increased competition from large and medium-sized dialysis providers that compete directly with us; and our ability to complete, integrate and successfully operate any businesses we may acquire.

We base our forward-looking statements on information currently available to us at the time of this release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying factors, new information, future events or otherwise.